UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2017

Dextera Surgical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51772 (Commission File Number)	94-3287832 (IRS Employer Identification No.)

900 Saginaw Drive, Redwood City, CA (Address of Principal Executive Offices)	94063 (Zip Code)

Registrant’s telephone number, including area code: (650) 364-9975

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

On May 18, 2017, Dextera Surgical Inc. filed a Current Report on Form 8-K (the “Original Report”) with the Securities and Exchange Commission reporting, among other things, the numbers of shares of Common Stock, Series A convertible preferred stock and Series B convertible preferred stock outstanding as of the close of business on May 17, 2017. The sole purpose of this Current Report on Form 8-K/A is amend Item 8.01 of the Original Report to correct the number of shares of Common Stock outstanding as of the close of business on May 17, 2017, and to delete the disclosure as to the numbers of shares of Series A convertible preferred stock and Series B convertible preferred stock outstanding as of the close of business on May 17, 2017. No other changes have been made to the Original Report.

Item 8.01. Other Events.

On May 16, 2017, the Company announced the closing of the Offering for gross proceeds of $8 million, prior to deducting underwriting discounts and commissions and offering expenses payable by the Company.

On or prior to May 17, 2017, certain holders of the Company’s Series A convertible preferred stock and Series B convertible preferred stock elected to convert shares of the Series A convertible preferred stock and Series B convertible preferred stock into shares of the Company’s Common Stock. As of the close of business on May 17, 2017, the Company had outstanding 13,970,041 shares of Common Stock. The Company has received notices to convert additional shares of the Series A convertible preferred stock and Series B convertible preferred stock, which are pending with the Company’s transfer agent.

As a result of the Offering, the Company believes it now has stockholders’ equity in excess of the minimum $2.5 million requirement for continued listing on The Nasdaq Capital Market. The Company is awaiting confirmation from Nasdaq that it has evidenced compliance with the stockholders’ equity requirement for continued listing on The Nasdaq Capital Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dextera Surgical, Inc.

Date: May 19, 2017	/s/ Julian Nikolchev
Julian Nikolchev
Chief Executive Officer

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